Exhibit 99

PRESS RELEASE
GE Reports 4Q ’10 EPS of $0.36, up 33%; FY ’10 EPS of $1.15, up 15%
Revenues Total $41.4B for Quarter; $150.2B for Year
Industrial Organic Growth of 6%; Infrastructure Orders up 12%
Industrial CFOA of $4.6B in 4Q and $14.7B for Year

4Q and Full-Year 2010 Highlights (Continuing Operations Attributable to GE)
✓	Third consecutive quarter of double-digit earnings growth
•	4Q earnings per share (EPS) of $0.36 attributable to common shareowners; full-year EPS of $1.15
•	Quarterly and annual earnings of $3.9 billion and $12.6 billion attributable to GE
✓	Stronger top-line performance; environment continues to improve
•	Industrial segment revenue growth of 4%; Industrial organic growth of 6%
•	Infrastructure orders of $24.8 billion up 12% from year ago; equipment up 20%; services up 5%
✓	Strong execution at GE Capital; earned $1.1 billion in 4Q; pre-tax earnings of $1.0 billion
✓	GE business model performing well
•	Strong Industrial cash flow from operations of $14.7 billion for full year
•	Strong Industrial margins in 4Q of 17.5% (ex. NBCU), up 10 bps year-over-year
•	Consolidated cash and equivalents of $79 billion
✓	2011 framework remains achievable and balanced
•	Total backlog increased to a record $175 billion at year-end

FAIRFIELD, Conn. – Jan. 21, 2011 – GE [NYSE: GE] announced today strong fourth-quarter 2010 earnings from continuing operations (attributable to GE) of $3.9 billion, or $0.36 per share, up 33% from the fourth quarter of 2009.  Revenues grew to $41.4 billion for the quarter, the company’s first positive growth in nine quarters.

“GE ended 2010 with three consecutive quarters of strong earnings growth,” GE Chairman and CEO Jeff Immelt said.  “Industrial segment revenue was up 4%, with Industrial organic growth of 6%.  Fourth quarter orders grew 12% year-over-year, with a 20% increase in equipment and a 5% expansion in services.  Importantly, overall orders in Energy Infrastructure grew 4%.  Total company backlog in the quarter increased $3.1 billion to a record $175 billion.

“Strong performance at GE Capital was also encouraging,” Immelt said. “Fourth-quarter net income of $1.1 billion was up $1.0 billion from a year ago.  Volume grew 30% in the quarter at good margins. Losses and impairments declined $0.3 billion from the third quarter of 2010 to $2.5 billion, and we saw improvement in delinquencies across the businesses.

“We continue to operate GE with discipline and rigor,” Immelt said. “Cash generated from GE Industrial operating activities totaled $4.6 billion in the quarter and $14.7 billion for the year.  At year-end, we had $79 billion of consolidated cash and equivalents.  Strong fourth-quarter Industrial margins (ex. NBCU) of 17.5%, up 10 bps year-over-year, reflect that GE is delivering on operations even as we increase investment in R&D, which was up 21% for the full year.”

“While we previously anticipated the sale of our majority stake in NBC Universal would close in the fourth quarter of 2010, it is now scheduled to close in the first quarter of 2011,” Immelt said. “This delay resulted in a lower-than-expected tax rate in the fourth quarter and will lead to a higher tax rate in the first quarter. We expect this will contribute to a significantly higher GE tax rate for full-year 2011.”

One-time items offset for the fourth quarter of 2010. GE had $0.10 per share of tax benefits, including IRS settlements.  Restructuring and other charges totaled $0.10 per share in the quarter. These included reserves for Phase 2 of Hudson River dredging and cost reductions in GE Industrial businesses.

Significant company-to-country partnerships, sizeable Infrastructure wins and expanded operations in fast-growth regions were among fourth-quarter highlights.  GE agreed to work with China’s Ministry of Railways and CSR Corporation Limited to establish a U.S.-based joint venture to advance high-speed rail and urban transit vehicles for American customers. In addition, the company agreed to create a 50-50 joint venture with China Aviation Industry Corporation to advance GE avionics competitiveness.  In Russia, GE, Russian Technologies (Rostekhnologii) and INTER RAOU UES JSC agreed to form joint ventures to modernize that country’s power-generation and healthcare sectors.

Key Industrial wins in the quarter included more than $5.8 billion in commercial aviation service and equipment orders and over $3 billion in long-term service contracts with LAN, Cathay, COMAC and Delta, among others;  more than $750 million in contracts from India’s Reliance Power for power-generation technology to help expand the Samalkot power plant in Andhra Pradesh; agreements worth $700 million for power-generation equipment and services for the new high-efficiency Riyadh PP11 power plant in Saudi Arabia; and a $500 million contract with Saudi Aramco to supply a broad range of equipment and services for an expansion of the Shaybah gas-oil processing facilities.

“GE continued executing a balanced capital-allocation plan in the fourth quarter with strategic acquisitions that augment core Industrial capabilities,” Immelt said. “In the last 90 days of 2010: GE Healthcare completed its $580 million acquisition of Clarient, a leading player in the fast-growing molecular diagnostics sector; GE Oil & Gas announced its intent to acquire, for $1.3 billion, Wellstream Holdings PLC, a leading engineer and manufacturer of high-quality flexible pipeline products for oil and gas transportation in the subsea production industry; GE Energy announced its intended $3 billion acquisition of Dresser, Inc., a global energy infrastructure technology and service provider. Earlier this month, GE Energy also announced the proposed acquisition of Lineage Power Holdings Inc. for $520 million, which will enhance our capabilities in Smart Grid and Data Centers energy management.

“In addition, in December, we announced the second dividend increase in six months, for a total improvement of 40% versus the beginning of the year,” Immelt said. “And since restarting the share buyback program mid-year, we repurchased $1.8 billion in stock.”

Full-year and Fourth-quarter 2010 Financial Highlights:

Full-year earnings from continuing operations attributable to GE were $12.6 billion, up 15% from $10.9 billion in 2009. EPS from continuing operations was $1.15, up 15% from last year. Segment profit increased 9% compared with 2009, as a 123% increase at GE Capital more than offset a 7% earnings decline at Technology Infrastructure.

Including the effects of discontinued operations, full-year net earnings attributable to GE were $11.6 billion ($1.06 per share attributable to common shareowners) in 2010 compared with $11.0 billion ($1.01 per share attributable to common shareowners) in 2009.

Full year revenues decreased 3% to $150.2 billion. GE Capital Services’ (GECS) revenues fell 4% versus last year to $50.5 billion. Industrial sales were $100.2 billion, down 3% from 2009.

Fourth-quarter earnings from continuing operations attributable to GE were $3.9 billion, up 31% from $3.0 billion in the fourth quarter of 2009. EPS from continuing operations was $0.36, up 33% from the fourth quarter of last year. Segment profit increased 28% compared with the fourth quarter of 2009, as increases of more than 900% at GE Capital, 38% at NBC Universal and 11% at Technology Infrastructure more than offset a 2% earnings decline at Energy Infrastructure.

Including the effects of discontinued operations, fourth-quarter net earnings attributable to GE were $4.5 billion ($0.42 per share attributable to common shareowners) in 2010 compared with $3.0 billion ($0.28 per share) in 2009, up 50%. GE Capital completed the strategic sale of BAC Credomatic GECF Inc.  This resulted in a gain of $0.8 billion in discontinued operations, which was partially offset by disposition losses related to our U.S. recreational vehicle and marine equipment financing and Consumer Mexico businesses.

Fourth-quarter revenues increased 1% to $41.4 billion. GECS revenues fell 2% versus last year to $12.8 billion. Industrial sales were $28.7 billion, up 1% from 2009.

Cash generated from GE Industrial operating activities in 2010 totaled $14.7 billion, down 10% from $16.4 billion last year.

“GE exits 2010 with significant momentum,” Immelt said.  “As we shared at our December 2010 investor update, we expect that GE earnings growth will continue in 2011 and 2012.  We have simplified the portfolio and dramatically reduced risk. We have invested in organic growth with global partnerships, a 21% increase in R&D and a broad array of new products.  We are executing a balanced and disciplined capital-allocation plan with dividend increases, acquisitions and share repurchases. Our framework for 2011 is quite achievable and we are optimistic about the future.”

The accompanying tables include information integral to assessing the company’s financial position, operating performance and cash flow.

GE will discuss preliminary fourth-quarter and full-year results on a Webcast at 8:30 a.m. ET today, available at www.ge.com/investor.  Related charts will be posted there prior to the call.

*   *   *

GE (NYSE: GE) is a diversified infrastructure, finance and media company taking on the world’s toughest challenges. From aircraft engines and power generation to financial services, medical imaging, and television programming, GE operates in more than 100 countries and employs about 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

Caution Concerning Forward-Looking Statements:

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: current economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; the impact of conditions in the financial and credit markets on the availability and cost of General Electric Capital Corporation’s (GECC) funding and on our ability to reduce GECC’s asset levels as planned; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; changes in Japanese consumer behavior that may affect our estimates of liability for excess interest refund claims (Grey Zone); our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; the adequacy of our cash flow and earnings and other conditions which may affect our ability to pay our quarterly dividend at the planned level; the level of demand and financial performance of the major industries we serve, including, without limitation, air and rail transportation, energy generation, network television, real estate and healthcare; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation; strategic actions, including acquisitions, joint ventures and dispositions and our success in completing announced transactions and integrating acquired businesses; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Media Contact:
Anne Eisele, 203.373.3061 (office); 203.522.9045 (mobile)
anne.eisele@ge.com

Investor Contact:
Trevor Schauenberg, 203.373.2424 (office)
trevor.schauenberg@ge.com

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE (a)			Financial Services (GECS)
Three months ended December 31	2010	2009	V %	2010	2009	V %	2010	2009	V %
Revenues
Sales of goods and services	$28,659	$28,429		$28,715	$28,298		$44	$279
Other income	336	106		382	144		-	-
GECS earnings from continuing operations	-	-		1,036	73		-	-
GECS revenues from services	12,382	12,511		-	-		12,770	12,833
Total revenues	41,377	41,046	1%	30,133	28,515	6%	12,814	13,112	(2)%

Costs and expenses
Cost of sales, operating and administrative
expenses	31,682	30,531		26,020	24,620		5,974	6,207
Interest and other financial charges	3,969	4,341		434	402		3,715	4,099
Investment contracts, insurance losses and
insurance annuity benefits	802	760		-	-		844	812
Provision for losses on financing receivables	1,354	2,840		-	-		1,354	2,840
Total costs and expenses	37,807	38,472	(2)%	26,454	25,022	6%	11,887	13,958	(15)%

Earnings (loss) from continuing operations
before income taxes	3,570	2,574	39%	3,679	3,493	5%	927	(846)	F
Benefit (provision) for income taxes	589	521		455	(346)		134	867
Earnings from continuing operations	4,159	3,095	34%	4,134	3,147	31%	1,061	21	F

Earnings from discontinued operations,
net of taxes	605	20		605	20		605	20

Net earnings	4,764	3,115	53%	4,739	3,167	50%	1,666	41	F

Less net earnings (loss) attributable to
noncontrolling interests	229	102		204	154		25	(52)
Net earnings attributable to the Company	4,535	3,013	51%	4,535	3,013	51%	1,641	93	F

Preferred stock dividends declared	(75)	(75)		(75)	(75)		-	-
Net earnings attributable to GE common
shareowners	$4,460	$2,938	52%	$4,460	$2,938	52%	$1,641	$93	F

Amounts attributable to the Company:
Earnings from continuing operations	$3,930	$2,993	31%	$3,930	$2,993	31%	$1,036	$73	F
Earnings from discontinued operations,
net of taxes	605	20		605	20		605	20
Net earnings attributable to the Company	$4,535	$3,013	51%	$4,535	$3,013	51%	$1,641	$93	F

Per-share amounts - earnings from
continuing operations
Diluted earnings per share	$0.36	$0.27	33%
Basic earnings per share	$0.36	$0.27	33%

Per-share amounts - net earnings
Diluted earnings per share	$0.42	$0.28	50%
Basic earnings per share	$0.42	$0.28	50%

Total average equivalent shares
Diluted shares	10,654	10,661	-%
Basic shares	10,636	10,656	-%

Dividends declared per common share	$0.14	$0.10	40%

(a)	Refers to the Industrial businesses of the Company including GECS on an equity basis.

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "GECS." Transactions between GE and GECS have been eliminated from the "Consolidated" columns. See Note 1 to the 2009 consolidated financial statements at www.ge.com/ar2009 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE (a)			Financial Services (GECS)
Year ended December 31	2010	2009	V %	2010	2009	V %	2010	2009	V %
Revenues
Sales of goods and services	$100,437	$103,777		$100,220	$103,457		$533	$970
Other income	1,151	1,006		1,285	1,179		-	-
GECS earnings from continuing operations	-	-		3,130	1,315		-	-
GECS revenues from services	48,623	50,495		-	-		49,966	51,688
Total revenues	150,211	155,278	(3)%	104,635	105,951	(1)%	50,499	52,658	(4)%

Costs and expenses
Cost of sales, operating and administrative
expenses	109,817	113,330		87,869	90,606		22,983	23,913
Interest and other financial charges	15,983	18,309		1,600	1,478		14,956	17,482
Investment contracts, insurance losses and
insurance annuity benefits	3,012	3,017		-	-		3,197	3,193
Provision for losses on financing receivables	7,191	10,627		-	-		7,191	10,627
Total costs and expenses	136,003	145,283	(6)%	89,469	92,084	(3)%	48,327	55,215	(12)%

Earnings (loss) from continuing operations
before income taxes	14,208	9,995	42%	15,166	13,867	9%	2,172	(2,557)	F
Benefit (provision) for income taxes	(1,050)	1,148		(2,024)	(2,739)		974	3,887
Earnings from continuing operations	13,158	11,143	18%	13,142	11,128	18%	3,146	1,330	F

Earnings (loss) from discontinued operations,
net of taxes	(979)	82		(979)	82		(975)	100

Net earnings	12,179	11,225	8%	12,163	11,210	9%	2,171	1,430	52%

Less net earnings attributable to
noncontrolling interests	535	200		519	185		16	15
Net earnings attributable to the Company	11,644	11,025	6%	11,644	11,025	6%	2,155	1,415	52%

Preferred stock dividends declared	(300)	(300)		(300)	(300)		-	-
Net earnings attributable to GE common
shareowners	$11,344	$10,725	6%	$11,344	$10,725	6%	$2,155	$1,415	52%

Amounts attributable to the Company:
Earnings from continuing operations	$12,623	$10,943	15%	$12,623	$10,943	15%	$3,130	$1,315	F
Earnings (loss) from discontinued operations,
net of taxes	(979)	82		(979)	82		(975)	100
Net earnings attributable to the Company	$11,644	$11,025	6%	$11,644	$11,025	6%	$2,155	$1,415	52%

Per-share amounts - earnings from
continuing operations
Diluted earnings per share	$1.15	$1.00	15%
Basic earnings per share	$1.15	$1.00	15%

Per-share amounts - net earnings
Diluted earnings per share	$1.06	$1.01	5%
Basic earnings per share	$1.06	$1.01	5%

Total average equivalent shares
Diluted shares	10,678	10,615	1%
Basic shares	10,661	10,614	-%

Dividends declared per common share	$0.46	$0.61	(25)%

(a)	Refers to the Industrial businesses of the Company including GECS on an equity basis.

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for “GE” and “GECS.” Transactions between GE and GECS have been eliminated from the “Consolidated” columns. See Note 1 to the 2009 consolidated financial statements at www.ge.com/ar2009 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)

	Three Months			Twelve Months
	Ended December 31			Ended December 31
(Dollars in millions)	2010	2009	V %	2010	2009	V %

Revenues
Energy Infrastructure(a)	$10,960	$11,338	(3)%	$37,514	$40,648	(8)%
Technology Infrastructure(a)	10,930	10,051	9%	37,860	38,517	(2)%
NBC Universal	4,762	4,268	12%	16,901	15,436	9%
GE Capital(a)	11,899	12,344	(4)%	47,040	49,746	(5)%
Home & Business Solutions(a)	2,333	2,214	5%	8,648	8,443	2%
Total segment revenues	40,884	40,215	2%	147,963	152,790	(3)%
Corporate items and eliminations	493	831	(41)%	2,248	2,488	(10)%
Consolidated revenues from continuing operations	$41,377	$41,046	1%	$150,211	$155,278	(3)%

Segment profit (b)
Energy Infrastructure(a)	$2,224	$2,275	(2)%	$7,271	$7,105	2%
Technology Infrastructure(a)	1,883	1,695	11%	6,314	6,785	(7)%
NBC Universal	830	602	38%	2,261	2,264	-
GE Capital(a)	1,056	99	F	3,265	1,462	F
Home & Business Solutions(a)	139	131	6%	457	370	24%
Total segment profit	6,132	4,802	28%	19,568	17,986	9%

Corporate items and eliminations	(2,223)	(1,061)	U	(3,321)	(2,826)	(18)%
GE interest and other financial charges	(434)	(402)	(8)%	(1,600)	(1,478)	(8)%
GE provision for income taxes	455	(346)	F	(2,024)	(2,739)	26%

Earnings from continuing operations attributable
to the Company	3,930	2,993	31%	12,623	10,943	15%

Earnings (loss) from discontinued operations,
net of taxes, attributable to the Company	605	20	F	(979)	82	U

Consolidated net earnings attributable to the Company	$4,535	$3,013	51%	$11,644	$11,025	6%

(a)	Effective January 1, 2010, we reorganized our segments. We have reclassified prior-period amounts to conform to the current-period presentation.
(b)
Segment profit always excludes the effects of principal pension plans, results reported as discontinued operations, earnings attributable to noncontrolling interests and accounting changes, and may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges and balances; technology and product development costs; certain gains and losses from dispositions; and litigation settlements or other charges, responsibility for which preceded the current management team.  Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment's management is measured – excluded in determining segment profit, which we sometimes refer to as "operating profit," for Energy Infrastructure, Technology Infrastructure, NBC Universal and Home & Business Solutions; included in determining segment profit, which we sometimes refer to as "net earnings," for GE Capital.

GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)
Additional Information

	Three Months			Twelve Months
	Ended December 31			Ended December 31
(Dollars in millions)	2010	2009	V %	2010	2009	V %

Energy Infrastructure
Revenues	$10,960	$11,338	(3)%	$37,514	$40,648	(8)%

Segment profit	$2,224	$2,275	(2)%	$7,271	$7,105	2%

Revenues
Energy	$8,810	$9,249	(5)%	$30,854	$33,698	(8)%
Oil & Gas	2,416	2,299	5%	7,561	7,743	(2)%

Segment profit
Energy	$1,842	$1,895	(3)%	$6,235	$6,045	3%
Oil & Gas	435	422	3%	1,205	1,222	(1)%

Technology Infrastructure
Revenues	$10,930	$10,051	9%	$37,860	$38,517	(2)%

Segment profit	$1,883	$1,695	11%	$6,314	$6,785	(7)%

Revenues
Aviation	$4,804	$4,750	1%	$17,619	$18,728	(6)%
Healthcare	5,104	4,705	8%	16,897	16,015	6%
Transportation	1,026	617	66%	3,370	3,827	(12)%

Segment profit
Aviation	$821	$950	(14)%	$3,304	$3,923	(16)%
Healthcare	1,002	911	10%	2,741	2,420	13%
Transportation	73	(157)	F	315	473	(33)%

GE Capital
Revenues	$11,899	$12,344	(4)%	$47,040	$49,746	(5)%

Segment profit	$1,056	$99	F	$3,265	$1,462	F

Revenues
Commercial Lending and Leasing (CLL)(a)	$4,796	$5,051	(5)%	$18,447	$20,762	(11)%
Consumer(a)	4,517	4,338	4%	17,822	17,634	1%
Real Estate	856	1,039	(18)%	3,744	4,009	(7)%
Energy Financial Services	280	500	(44)%	1,957	2,117	(8)%
GE Capital Aviation Services (GECAS)(a)	1,308	1,203	9%	5,127	4,594	12%

Segment profit
CLL(a)	$567	$352	61%	$1,554	$963	61%
Consumer(a)	574	225	F	2,629	1,419	85%
Real Estate	(409)	(593)	31%	(1,741)	(1,541)	(13)%
Energy Financial Services	33	31	6%	367	212	73%
GECAS(a)	432	283	53%	1,195	1,016	18%

(a)
During the first quarter of 2009, we transferred the Transportation Financial Services business from GECAS to CLL and the Consumer business in Italy from Consumer to CLL. Prior-period amounts were reclassified to conform to the current-period presentation.

GENERAL ELECTRIC COMPANY
Condensed Statement of Financial Position

(Dollars in billions)
	Consolidated		GE (a)		Financial Services (GECS)
Assets	12/31/10	12/31/09	12/31/10	12/31/09	12/31/10	12/31/09
Cash & marketable securities	$122.9	$121.8	$19.3	$8.7	$104.2	$113.9
Receivables	18.6	16.5	10.4	9.8	-	-
Inventories	11.5	12.0	11.5	11.9	0.1	0.1
Financing receivables - net	310.1	319.2	-	-	319.3	326.9
Property, plant & equipment - net	66.2	69.0	12.4	12.5	53.8	56.5
Investment in GECS	-	-	69.0	70.8	-	-
Goodwill & intangible assets	74.4	76.8	45.0	45.1	29.5	31.8
Other assets	105.3	117.4	17.3	17.0	93.5	105.9
Assets of businesses held for sale	36.9	34.1	33.8	34.0	3.1	0.1
Assets of discontinued operations	5.3	15.1	0.1	0.1	5.2	15.1

Total assets	$751.2	$781.9	$218.8	$209.9	$608.7	$650.3

Liabilities and equity
Borrowings and bank deposits	$478.6	$503.4	$10.1	$12.2	$470.6	$493.6
Investment contracts, insurance liabilities
and insurance annuity benefits	29.6	31.6	-	-	30.0	32.0
Other liabilities	100.5	107.2	70.0	68.4	35.2	43.5
Liabilities of businesses held for sale	16.0	6.1	15.5	6.0	0.6	0.1
Liabilities of discontinued operations	2.3	8.5	0.2	0.2	2.1	8.3
GE shareowners' equity	118.9	117.3	118.9	117.3	69.0	70.8
Noncontrolling interests	5.3	7.8	4.1	5.8	1.2	2.0

Total liabilities and equity	$751.2	$781.9	$218.8	$209.9	$608.7	$650.3

(a)	Refers to the Industrial businesses of the Company including GECS on an equity basis.

December 31, 2010, information is unaudited.  Supplemental consolidating data are shown for "GE" and "GECS." Transactions between GE and GECS have been eliminated from the "Consolidated" columns. See Note 1 to the 2009 consolidated financial statements at www.ge.com/ar2009 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. We have referred to Industrial organic revenue growth, cash generated from Industrial operating activities (Industrial CFOA) for the twelve months ended December 31, 2010, compared with the twelve months ended December 31, 2009, Industrial CFOA for the three months ended December 31, 2010 and Industrial operating margins excluding NBC Universal (NBCU). The reconciliation of these measures to the most comparable GAAP measures follows.

(Dollars in millions)

Industrial Organic Revenue Growth	Three months ended December 31,
	2010	2009	V	%

GE revenues as reported	$30,133	$28,515
Less GECS earnings from continuing operations	1,036	73
Industrial revenues	29,097	28,442
Less the effects of:

Acquisitions, business dispositions (other than dispositions of businesses
acquired for investment) and currency exchange rates	(384)	680

Industrial revenues excluding effects of acquistions, business dispositions
(other than dispositions of businesses acquired for investment) and
currency exchange rates (Industrial organic revenues)	$29,481	$27,762	6%

Organic revenue growth measures revenue excluding the effects of acquisitions, business dispositions and currency exchange rates.  We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and currency exchange, which activities are subject to volatility and can obscure underlying trends.  We also believe that presenting organic revenue growth separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial businesses and companies.  Management recognizes that the term "organic revenue growth" may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

Industrial CFOA	Twelve months ended December 31
	2010	2009	V	%

Cash from GE's operating activities as reported	$14,746	$16,407
Less dividends from GECS	-	-
Cash from GE's operating activities excluding dividends
from GECS (Industrial CFOA)	$14,746	$16,407	(10)%

	Three months ended December 31, 2010

Cash from GE's operating activities as reported	$4,604
Less dividends from GECS	-
Cash from GE's operating activities excluding dividends
from GECS (Industrial CFOA)	$4,604

We define “Industrial CFOA” as GE’s cash from operating activities less the amount of dividends received by GE from GECS. This includes the effects of intercompany transactions, including GE customer receivables sold to GECS; GECS services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased by GE from GECS; information technology (IT) and other services sold to GECS by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECS from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs. We believe that investors may find it useful to compare GE’s operating cash flows without the effect of GECS dividends, since these dividends are not representative of the operating cash flows of our industrial businesses and can vary from period to period based upon the results of the financial services businesses. Management recognizes that this measure may not be comparable to cash flow results of companies which contain both industrial and financial services businesses, but believes that this comparison is aided by the provision of additional information about the amounts of dividends paid by our financial services business and the separate presentation in our financial statements of the Financial Services (GECS) cash flows. We believe that our measure of Industrial CFOA provides management and investors with a useful measure to compare the capacity of our industrial operations to generate operating cash flow with the operating cash flow of other non-financial businesses and companies and as such provides a useful measure to supplement the reported GAAP CFOA measure.

Industrial Operating Margins excluding NBCU	Three months ended December 31
	2010			2009
Segment	Operating Profit	Revenues	Operating Margin %	Operating Profit	Revenues	Operating Margin %

Energy Infrastructure	$2,224	$10,960		$2,275	$11,338
Technology Infrastructure	1,883	10,930		1,695	10,051
Home and Business Solutions	139	2,333		131	2,214
Industrial excluding NBCU	4,246	24,223	17.5%	4,101	23,603	17.4%
NBCU	830	4,762		602	4,268
Industrial	$5,076	$28,985		$4,703	$27,871

We have provided the operating profit of our industrial businesses excluding our media business, NBC Universal, for the three months ended December 31, 2010 and 2009.  We believe that it is a useful comparison because it provides investors with information on the results of our industrial businesses without the NBC Universal business, which is classified as a business held for sale.  We believe that this measure, considered along with the corresponding GAAP measure, provides management and investors with additional information for comparison to other industrial businesses.